UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM SB-2

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EDGETECH SERVICES INC.

 -----------------------------

(Name of small business issuer in its charter)

NEVADA

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(State or other jurisdiction of incorporation or organization)

   7373                                 98-0204280

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(Primary standard industrial                  (I.R.S Employer

classification code number)                Identification No.)

18 Wynford Drive, Suite 615

Toronto, Ontario.

416-441-4046

 -------------------------------------------------------------

 (Address and telephone number of principal executive offices)

NEVADA AGENCY AND TRUST

50 WEST LIBERTY STREET

RENO, NEVADA

775-322-5623

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(Name address and telephone number of agent for service)

Approximate date of proposed sale to the public:

 As soon as practicable after the effective date of this registration statement.

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,

check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the

Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a),

may determine.

                                                        · Enlarge/Download Table

   CALCULATION OF REGISTRATION FEE (1)

                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM    AMOUNT OF

TITLE OF EACH CLASS OF          NUMBER OF SHARES TO    OFFERING PRICE PER  AGGREGATE OFFERING  REGISTRATION

SECURITIES TO BE REGISTERED      BE REGISTERED(1)            SHARE (2)           PRICE            FEE(3)

------------------------------  -------------------    ------------------  ------------------  ------------

Common Stock, $0.001 Par Value      3,704,000                $0.14               $500,040         $65.70

(1) Represents shares to be sold by the selling shareholders named herein.

Pursuant to Rule 416(b), there are also registered hereby such additional number of shares as may be issued or may become issuable as dividends or as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based upon the expected public offering price of $.14 per share pursuant to Rule 457. The common stock is traded on NASDAQ Over The Counter Bulletin Board  market and the Registrant makes no representation hereby as to the price at which its common stock will trade.

(3) The amount of registration fee is $126.70 per $1 million pursuant to the

Commission's Release No. 2004-10.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY

NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER

TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE

SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

 Subject to Completion Date June __, 2004

PROSPECTUS

EDGETECH SERVICES INC.

18 Wynford Drive, Suite 615

Toronto, Ontario.

416-441-4046

3,704,000 shares of Common Stock

The registration statement of which this prospectus is a part relates to the offer and sale of 3,704,000 shares of our common stock by the holders of these securities, referred to as selling security holders throughout this document.

Edgetech Services, Inc. will not receive any proceeds from the sale of shares by the selling shareholders. There is currently no trading market for our stock.

The shareholders will sell at prevailing market of approximately $.15 per share as  quoted on the OTC Bulletin Board.

Our common stock is listed on NASDAQ Bulletin Board.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "RISK FACTORS"

beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this

Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be offered and sold by the selling shareholders and/or their registered representatives from time-to-time during the next twelve months from the date of this prospectus at the prevailing market prices.

There is no minimum required purchase and there is no arrangement to have funds received by the selling shareholders and/or their registered representatives placed in an escrow, trust or similar account or arrangement.

The information in this prospectus is not complete and may be changed. The

Company is not offering any securities for sale. Shareholders may not sell these securities until the registration statement filed with the Securities and

Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

 The date of this prospectus is June __, 2004

TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

Item 14. Disclosure of Commission Position On Indemnification for

Item 23. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure .......................................II-1

PART II - INFORMATION NOT CONTAINED IN THE PROSPECTUS

PART I – INFORMATION REQUIRED IN PROSPECTUS

Item 3. Summary Information and Risk Factors.

PROSPECTUS SUMMARY

This prospectus contains statements about our future operations, which involve risks and uncertainties. Our actual results could differ in important ways from our anticipated future operations, due to many factors, including "RISK FACTORS"

beginning on page 5 and other factors. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should read carefully all information in the prospectus including its detailed information and the financial statements and the explanatory notes before making an investment decision.

OUR COMPANY.

We were incorporated in the State of Nevada on May 16, 1997. Our principal executive offices are located at 18 Wynford Drive, Suite 704, Toronto, Ontario, M3C 3S2. Our telephone number is 416-441-4046. We are authorized to issue common stock and preferred stock. Our total authorized stock consists of 50,000,000 common shares and 25,000,000 preferred shares. Our fiscal year end date is April

30.

OUR BUSINESS.

Edgetech has been providing enterprise security solutions that range from Information Technology (I.T.) security and biometrics to project management. We are a business “partner” to Microsoft, IBM, Symantec, Counterpane and a number of other top providers of security products. Edgetech supports the enterprise security needs of major government and private sector clients across North America, including IBM, Bell Canada, Rogers Communications and the Province of Ontario. For additional information, visit www.edgetechservices.com.

THE OFFERING

As of May 14, 2004, we had 39,233,500 shares of our common stock outstanding.  This offering is comprised of securities offered by selling security holders    only. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities.

Common stock offered by the selling shareholders .............  3,704,000 shares

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock.  If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer.  In these circumstances the market price of our common stock could decline, and you may lose all or part of your investment.

We have limited operating history on which you can evaluate us and our potential. Our revenue and income potential are unproven. An investor must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies with limited capital in new and rapidly evolving markets.

We have incurred losses and negative cash flows since our inception. We had an accumulated deficit of approximately $1,345,108 at January 31, 2004 and have incurred net losses of approximately $556,094 for the year ended April 30, 2003 and $667,711 for the nine months ended January 31, 2004. We expect to have net operating losses and negative cash flows for the foreseeable future.

Our financial statements have been prepared assuming that we will continue as a going concern. As discussed in the notes to the financial statements, we have suffered recurring losses from operations and have a net capital deficiency. These factors raise substantial doubt about whether we have the ability to continue as a going concern.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We may require additional financing in order to carry out our business plan.

Such financing may take the form of the issuance of common or preferred stock or debt securities, or may involve bank financing. There can be no assurance that we will be able to obtain such additional capital on a timely basis, on favorable terms, or at all. If we are unable to generate a sufficient amount of additional capital, our ability to implement our business plan may be adversely affected.

Our future results may depend in part on our success in implementing our acquisition strategy.  This strategy is limited to effecting acquisitions of companies with complementary technology and supplier relationships.  Our ability to implement this strategy will be dependent on our ability to identify,

consummate and successfully assimilate acquisitions on economically favorable terms.  In addition, acquisitions involve a number of special risks that could adversely effect our operating results, including the diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities, legal, accounting and other expenses associated with any acquisition, some or all of which could increase our operating costs, reduce our revenues and cause a material adverse effect on our business, financial condition and results of operations.

We are subject to extensive competition from numerous competitors.  We cannot assure you that we will be able to compete successfully or that competitive pressures will not damage our business.

Many of our competitors are larger and have substantially greater financial, distribution and marketing resources.  If we cannot compete successfully against such competitors, it will impair our ability to maintain our market position.

As part of our growth strategy, we will continue to evaluate opportunities to acquire other businesses that would complement our current offerings, expand the breadth of markets we can address or enhance our technical capabilities. Acquisitions that we may potentially make in the future entail a number of risks that could materially and adversely affect our business, operating and financial results, including:

-    problems integrating the acquired operations, technologies or products with our existing business and products;

-    diversion of management's time and attention from our core business;

-    need for financial resources above our planned investment levels;

-    difficulties in retaining business relationships with suppliers and customers of the acquired company;

-    risks associated with entering markets in which we lack prior experience;

-    potential loss of key employees of the acquired company; and

-    potential requirement to amortize intangible assets.

Future acquisitions also could cause us to incur debt or contingent liabilities or cause us to issue equity securities that would reduce the ownership percentages of existing stockholders.

RISKS RELATED TO OUR COMMON STOCK

In order to provide capital for the operation of the business, we may enter into additional financing arrangements.  These arrangements may involve the issuance of new shares of common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock.  Any of these items could result in a material increase in the number of shares of common stock outstanding, which would in turn result in a dilution of the ownership interests of existing common stockholders.  In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

We issued options, warrants or similar rights to purchase up to 3,173,550 shares of our common stock. If all the foregoing warrants and options were exercised as of June 05, 2004, our issued and outstanding shares of common stock would have increased from 39,233,500 to 42,407,050 an increase of approximately

8%. In addition, the value of our common stock as traded on the OTC Bulletin Board may experience a significant drop as a result of the exercise of all or a portion of the outstanding options and warrants.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than

$5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock has been less than

$5.00 per share.  This designation requires any broker or dealer selling these securities to disclose specified information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of stockholders to sell their shares.  In addition, since our common stock is currently quoted on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase our shares or a lack of market makers to support the stock price.

Historically, the volume of trading in our common stock has been low.  A more active public market for our common stock may not develop or be sustained.

The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control.

The stock market in general has recently experienced extreme price and volume fluctuations.  In particular, market prices of securities of technology companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies.  Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares.  Price volatility may be worse if the trading volume of our common stock is low.

Item 4. Use of Proceeds.

This prospectus is part of a registration statement that permits selling shareholders to sell their shares.  Because this prospectus is solely for the purpose of selling shareholders, we will not receive any proceeds from the sale of stock being offered.

Item 5. Determination of Offering Price.

The shares offered by this prospectus are being offered by the selling shareholders on a continuous or delayed basis until sold.  The selling shareholders will offer the shares at the prevailing market price at the time of sale by each selling shareholder and therefore no specific price has been set for this offering.

Item 6. Dilution.

This offering is for sales of stock held by existing Edgetech Services Inc. shareholders on a continuous or delayed basis in the future.  Sales of common stock by selling shareholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling shareholders.  There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered.  Prospective investors should be aware, however, that the price of our shares may not bear any rational relationship to net tangible book value per share.

Item 7. Selling Security Holders.

This prospectus covers the offering of shares of common stock by certain Selling Shareholders.  This prospectus is part of a registration statement filed in order to register, on behalf of the Selling Shareholders, a total of 3,704,000

(1,111,000 + 2,593,000) shares of common stock issued to investors on February 05, 2004, in a private placement of shares of common stock.

                      Shares of     Shares of      Shares of

                      Common Stock  Common Stock  Common Stock

                      Owned Prior      Being       Owned after

                               to Offering     Offered       Offering    Percent

   Name of Selling Shareholders                                Number

 -------------------------------------------------------------------------------

        Sutharsan Kunaratnam........    2,593,000     2,593,000         0       70.00

Losana Yogarajah.. .... ...      1,111,000    1,111,000         0       30.00

                                 ---------    ---------          -       ------

Total ........................  3,704,000     3,704,000          0       100.00

Item 8. Plan of Distribution.

We are registering the shares on behalf of the selling shareholders.  When we refer to selling shareholders. All costs, expenses and fees in connection with the registration of the shares offered under this registration statement will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.  Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers.  The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.  We have agreed to indemnify each selling shareholder against some liabilities arising under the Securities Act.  The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

Item 9. Legal Proceedings

We are not a party to any current or pending legal proceedings.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

Our directors and executive officers as of the date of this Report are as follows:

Name	Age	Position
Tae Ho Kim	41	Chief Executive Officer
Sang Ho Kim	39	President, CFO and Chairman of our Board of Directors.
Robert Pollack	62	Director
Fred Fulcher	70	Director

Mr. Tae Ho Kim was appointed as a director in December 2002, and does not serve as director to any other company.  Mr. Kim is the CEO of Edgetech Services Inc (formerly Secure Enterprise Solutions Inc.) Since 1998 he has been a partner and co-founder of Edgetech Services Inc. From 1994-1998 Mr. Kim was a financial consultant and senior consultant at CIBC Wood Gundy Securities Inc; and from 1993-1994 a financial advisor at Midland Walwyn Capital Inc. From 1990-1993 Mr. Kim was an account officer at CIBC – Winnipeg Corporate Banking Centre. He was previously also involved in small business activities.

Tae Ho Kim offers a strong background in financial analysis through his experience in the financial industry. His operations and management experience in Edgetech Services Inc. has broadened his experience into several sectors of the technology industry and he is well-known in his industry sector.

Mr. Sang Ho Kim, B.SC, P.Eng, was appointed as a director in December 2002, and does not serve as director to any other company.  Mr. Kim is the President of Edgetech Services Inc. (formerly Secure Enterprise Solutions Inc.) and co-founder of Edgetech Services Inc. Sang Ho Kim is primarily responsible for building Edgetech Services from a 3-person startup to a successful consulting practice with over 20 staff and 400% revenue growth since 1998.

From 1993 through 1998, Mr. Kim was Electronic Commerce Manager and Project Manager for Groupe Schneider Canada and Schneider Electric Canada. As such he supervised engineering and programming staff, coordinated the IT needs of varying departments, implemented Electronic Data Interfaces and more.

Sang Ho Kim earlier worked with Asea Brown Boveri Inc, Marshall Macklin Monaghan Ltd, and with Canada Wire and Cable Ltd. He has extensive skills with many different types of software and also has strong classroom facilitation and presentation abilities associated with skills training.

Mr. Robert Pollack, MBA, was appointed as a director in December 2002 and has over 30 years of business leadership in start-ups, mid-stage, and turn around companies. Many companies under his leadership have prospered in the public marketplace. Mr. Pollack is a partner in Wildwood Capital LLC, an investment bank that specializes in working with small and mid-sized companies in high growth markets.  Currently, Mr. Pollack is also serving as a Consultant-Network Security Managing Director at Continuum Partners, LLC.

Mr. Pollack spent seven successful years as an independent business and technology consultant specializing in large Secure VPN & Internet Systems. He was previously President and COO of Graphics Imaging Systems where he was instrumental in taking the company from start-up to over $10 million in sales before the company was successfully sold. Mr. Pollack was a founder of Proteaon, the first high speed, router based secure fiber optic local and wider area networks approved by the National Security Agency. Under his direction, sales went from start-up to over $175 million in revenue over a six-year period. Earlier he was President & COO of Putnam Gellman, a CAD/CAM company & VP of Technology of Pioneer Systems, a large conglomerate; a founder and first President of Sci-Tex Ltd., which he grew to over $100 million in revenue; Director, New Technologies Business Development for General Electric; and Member of the Technical Staff at Bell Telephone Laboratories.

He holds an MBA from General Electric’s Crotonville School of Management, Seventy-five graduate credits at the Masters level in electrical engineering & computer science from Bell Labs, and a BS from the City University of New York in Physics and Mathematics. Bob also is honorably discharged from the US Army.

Fred Fulcher, CA, CPA, was appointed as a director in December 2002, and does not serve as a director of any other company.  Mr. Fulcher has over 35 years experience with large diversified corporations in senior management positions. Since 1993 he has been a business consultant under contract to the Winnipeg Airport Authority.

His corporate business experience has included 10 years with Ford Motor Company (latterly as Operations Controller), 1.5 years with Burns Foods as Corporate Controller, and over 23 years with James Richardson & Sons Limited, a privately owned business conglomerate as VP Corporate Planning & Development.  His diversified business background has involved extensive corporate budgeting, profit planning, financial modeling, organization planning, communications and manpower planning responsibilities. This has included a strong mix of business studies, problem-solving assignments and board-level presentations.

Mr. Fulcher is currently Special Consultant to the CEO, Winnipeg Airport Authority and a member of the Canadian Airports Council.

COMPOSITION OF OUR BOARD OF DIRECTORS

We currently have four directors. All directors currently hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Our officers are appointed annually by the Board of Directors and hold office until their successors are appointed and qualified. Pursuant to the Company’s by-laws, the number of directors shall be increased or decreased from time to time by resolution of the Board of Directors or the shareholders.  No director or executive officer of ours has been a director or executive director of any business, which has filed a bankruptcy petition, or had a bankruptcy petition filed against it.  No director or executive officer of ours has been convicted or a criminal offence or is the subject of a pending criminal proceeding.  No director or executive officer of ours has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.  No director or officer of ours has been found by a court to have violated a federal or state securities of commodities law.

COMMITTEES OF OUR BOARD OF DIRECTORS

We currently do not have any committees of our Board of Directors. The full Board of Directors fulfills the role of the Audit Committee.

DIRECTOR COMPENSATION

Directors currently do not receive cash compensation for their services as members of the Board of Directors, although members are reimbursed for expenses in connection with attendance at Board of Directors meetings and specific Company business meetings.  Directors are eligible to participate in our stock option plans. Option grants to directors are at the discretion of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish our Company with copies of all Section 16(a) forms they file.

Our Company's officers, directors and greater than ten percent beneficial owners filed in a timely manner in accordance with Section 16(a) filing requirements.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of May 14, 2004 by:

each person known by us to beneficially own 5% or more of our outstanding common stock;

        each of our directors;

        each of the Named Executive Officers; and

        all of our directors and Named Executive Officers as a group.

In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or debentures held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of May 14, 2004 are deemed outstanding.

Percentage of beneficial ownership is based upon 39,233,500 shares of common stock outstanding at May 13, 2004. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.  Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Edgetech Services Inc, 18 Wynford Drive, Suite 615, Toronto, Ontario, M3C 3S2.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Tae Ho Kim - CEO C/O Edgetech Services Inc.	5,755,769 $0.001 Par Value, Common Stock	(1)	14.7%

Sang Ho Kim – President, CFO C/O Edgetech Services Inc.	6,258,231 $0.001 Par Value, Common Stock	(2)	16.0%

Frederick M Fulcher - Director C/O Edgetech Services Inc,	438,692 $0.001 Par Value, Common Stock	(3)	1.0%
Sutharsan Kunaratnam Private Investor	2,593,000 $0.001 Par Value, Common Stock		6.6%
Robert Pollack – Director C/O Edgetech Services Inc.	44,000 $0.001 Par Value, Common Stock	(3)	0.1%

All directors and Named Executive Officers as a group (4 persons)	15,075,692 $0.001 Par Value, Common Stock		38%

(1)

Tae Ho Kim also holds 150,000 stock options at $0.30 per common share that vest on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005.  All of the stock options expire on November 7, 2007.  These options are not included in the number of shares beneficially owned, as they cannot be acquired within 60 days of the date of this annual report. Tae Ho Kim does not hold any warrants.

(2)

Sang Ho Kim also holds 150,000 stock options at $0.30 per common share that vest on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005.  All of the stock options expire on November 7, 2007.  These options are not included in the number of shares beneficially owned, as they cannot be acquired within 60 days of the date of this annual report.  Sang Ho Kim does not hold any warrants.

(3)

These individuals do not have any stock options or warrants.

We are not aware of any arrangements, which may result in “changes in control” as that term is defined by the provisions of Item 403 (C) of Regulation S-B.

Item 12. Description of Securities.

As of May 14, 2004, we had 39,223,500 shares of our common stock outstanding.

The following is a summary of provisions of the common stock:

As of Date May 14, 2004, we were authorized to issue 50,000,000 shares of common stock, of which 39,223,500 shares were issued and outstanding held by approximately 2200 shareholders of record as of May 13, 2004.  This public offering consists solely of shares of common stock being resold by selling shareholders.  Therefore, this offering will not affect the total number of shares of common stock issued and outstanding.

A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a majority of the outstanding shares of common stock. Holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders.  Action by the shareholders requires a vote by holders of a majority of the shareholders present, in person or by proxy, at a meeting of the shareholders.  The holders of shares of common stock are entitled to receive any dividends the board of directors declares out of funds legally available for the payment of dividends.  There are no limitations on the payment of dividends.

In addition, there are no pre-emptive rights, no subscription rights, no sinking fund provisions, no conversion rights, no redemption provisions, no voting as a class, and no restrictions on alienability relating to the shares of common stock and none of the shares of common stock carry any liability for further calls. There are no provisions discriminating against any existing or prospective holder of common stock as a result of such shareholder owning a substantial amount of securities.

Upon any liquidation, dissolution, or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations, or liabilities, the proceeds will be distributed to the holders of shares of common stock.

Item 13. Interest of Named Experts and Counsel.

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Edgetech Services Inc.

LEGAL MATTERS

The Board of Directors has selected Law office of Warren J. Soloski  as the independent Legal Advisors for the Company. Mr. Warren J. Soloski is a member of the California Bar Association.

Law office of Warren J. Soloski

Attorney at Law

11300 West Olympic Blvd.

Suite 800

Los Angels, CA

90064

ACCOUNTING MATTERS

The Board of Directors has selected Dohan and Company, CPA’s, P.A. as the independent auditors for the Company.  Dohan and Company, CPA’s, P.A. is an independent certified public accountants and experts in accounting and auditing.

Dohan and Company, P.A.

Certified Public Accountants

7700 North Kendall Drive

Suite 200

Miami, Florida

33156-7578

Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15.Organization Within Last Five Years.

We were incorporated under the provisions of the General Corporation Act of the State of Nevada, USA on May 16, 1997 as Annex Business Resources Inc.  We became a reporting company under the US Securities and Exchange Act of 1934 on November 20, 1999. We have not undergone any bankruptcy, receivership or similar proceedings. We changed our name to NewsGurus.com, Inc, which later on changed to SETP or Secure Enterprise Solutions Inc. On December 2, 2002 we changed our name to Edgetech Services Inc. (the “Company”) following our acquisition of Edgetech Services Inc on May 22, 2002. As part of the acquisition, we acquired all of the issued and outstanding capital stock of EdgeTech Services Inc., a private company incorporated under the laws of Ontario, Canada.  We issued 16,005,000 common shares to the former shareholders of EdgeTech Services Inc, and payments of $66,000. Item 6 of this Form 10-KSB goes into further detail of the acquisition. EdgeTech Services Inc. was found on July 11th, 1995, to provide innovative and effective solutions to help our clients achieve their business goals.  Edgetech Services Inc. is a Total Business Solutions Provider specializing in Information Technology (IT) Security, Enterprise Resource Planning (ERP) and Knowledge Based Systems.

 16. Description of Business.

OVERVIEW

Our common stock is quoted and listed for trading on the OTC.BB under the symbol EDGH.  Our trading symbol changed to EDGH effective Monday, December 2, 2002, from SETP, and our name was changed from Secure Enterprise Solutions Inc. to Edgetech Services Inc. effectively on the same day.  Our new CUSIP No. 28027N 10 9.

We are fully reporting. All reports and other information filed with the SEC can be read and copied at the SEC’s public reference facilities in Washington, D.C. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference

Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at

prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

We were incorporated under the provisions of the General Corporation Act of the State of Nevada, USA on May 16, 1997, as Annex Business Resources Inc.  We became a reporting company under the US Securities and Exchange Act of 1934 on November 20, 1999. We have not undergone any bankruptcy, receivership or similar proceedings. We changed our name to NewsGurus.com, Inc, which later on changed to SETP or Secure Enterprise Solutions Inc. On December 2, 2002 we changed our name to Edgetech Services Inc. (the “Company”) following our acquisition of Edgetech Services Inc on May 22, 2002. As part of the acquisition, we acquired all of the issued and outstanding capital stock of EdgeTech Services Inc., a private company incorporated under the laws of Ontario, Canada.  We issued 16,005,000 common shares to the former shareholders of EdgeTech Services Inc, and payments of $66,000. Item 6 of this Form 10-KSB goes into further detail of the acquisition. EdgeTech Services Inc. was found on July 11th, 1995, to provide innovative and effective solutions to help our clients achieve their business goals.  Edgetech Services Inc. is a Total Business Solutions Provider specializing in Information Technology (IT) Security, Enterprise Resource Planning (ERP) and Knowledge Based Systems.

PRODUCTS AND SERVICES

IT Security

Our expertise is a complete end-to-end Security services offering. Everything from detailed Security Audits to Risk Analysis and Full Solutions are offered in the Edgetech IT Security Package.

ERP (Enterprise Resource Planning)

EdgeTech Services has been providing a variety of services for the global ERP market since 1995. With Technical and Functional Analysts with in-house expertise in SAP, PeopleSoft, BaaN, Oracle Applications and J.D. Edwards software packages, we have become a reliable and renowned ERP vendor to global consulting concerns and public and private "end-user" clients.

Upcoming products include Bundled Security Packages designed for Security compliance in mind. These packages will be certified by the various standard organizations to be the technical aspect in the compliance issue.

DEVELOPMENTS DURING 2003

We were successful in aligning strategic “partners” with companies such as Counterpane, Symantec, e-Eye and Top layer to name just a few. These “partners” will help in producing the Security compliance packages, which would not be complete without our technical expertise.

A number of successful conferences were presented of which each had an average attendance of 90 to 150 managers, technical experts and executives from many government and Fortune 1000 companies. Through these partnerships and marketing launches, we were able to penetrate the market areas such as the large telcos, provincial and federal governments, financial, insurance and many other organizations. Much work has been done to put in place a strong foundation to build growth in the next year.

SEASONALITY

Our business is not subject to seasonality, as companies require ongoing services throughout the year.

COMPETITION

The competitive environment includes other companies in similar business.  The IT services are highly competitive and fragmented and have low barriers to entry.  We compete with other providers of IT outsourcing. We believe that our principal competitive factors are accurate assessment of our client’s requirements, timely assignment of technical consultants with appropriate skills, and the price of our services. We believe that we have a market lead on our products and services. The branding and general awareness of Edgetech in the Fortune 1000 has been in place earlier than the competition and we plan to take a good percentage of the market share in the IT Security Solutions offering.

RESEARCH AND DEVELOPMENT

We spent approximately $95,000 in consulting fees to further develop our solutions during fiscal 2003.  These costs have been expensed during the current year as part of consulting expense.

EMPLOYEES

We currently employ approximately nineteen (19) full time employees at the Toronto office, Winnipeg Office, Ottawa Office, Calgary Office and New York Office. In addition to the full time employees, we have approximately fifteen subcontractors.

Item 17. Plan of Operation.

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operation contains "forward looking statements." Actual results may materially differ from those projected in the forward looking statements as a result of certain risks and uncertainties set forth in this report. Although our management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be materially different from the expectations expressed in this Annual Report. The following discussion should be read in conjunction with the audited Consolidated Financial Statements and related Notes thereto included in Item 22.

BUSINESS COMBINATION WITH EDGETECH SERVICES INC.

On May 22, 2002, we completed the acquisition of Edgetech Services Inc, and subsequently changed our name to Edgetech Services Inc. from Secure Enterprise Solutions Inc.

As consideration for all of the common shares of Edgetech Services Inc, we paid $66,000 and issued 16,005,000 common shares to the former stockholders of Edgetech. Legally, our Company is the parent of Edgetech. However, control of the combined companies passed to the former stockholders of Edgetech. This share exchange has been accounted for as a recapitalization of our Company. The consolidated statements of operations and cash flows include Edgetech's results of operations and cash flows for the year ended April 30, 2003 and our results of operations and cash flows from May 22, 2002 (date of acquisition).  The consolidated statements of operations and cash flows for the year ended April 30, 2002 are those of Edgetech. The issued number of shares of common stock is that of our Company. The acquisition was accounted for as a recapitalization of our Company.  The value of the shares issued on the acquisition was based on the fair market value of the net assets acquired, which as of the date of acquisition was $96,648.

Edgetech is paying certain of its shareholders a total of US$68,580 paid in 24 equal monthly installments of $US 2,857.50 per month to November, 2003.  These payments are to complete this escrow and repurchase plan.

A finder’s fee of 825,000 restricted Rule 144 shares was paid to a third party, Mr. Richard Biscan.

We have no further obligations related to the Edgetech acquisition.

For the purposes of this Form SB-2, the continuing operations are those of the newly acquired Edgetech as presented for the years ending April 30, 2003 and 2002. Previous financial results were recorded in Canadian dollars and were converted into US dollars using the current rate method. Table No.2 shows the exchange rates used when converting Edgetech’s financial statements from Canadian to US dollars.

Table No.2

Year	Average	April 30
2003	1.5396	1.4424
2002	1.5673	1.5665

RESULTS OF OPERATIONS FOR THE YEARS ENDED APRIL 30, 2003 AND 2002

Revenues increased 29% to $1,420,006 during Fiscal 2003 as compared to Fiscal 2002 when revenues were $1,097,014. The increase was primarily due to continued growth in both our IT Security Practice and our IT Outsourcing lines of business. We are benefiting from strong demand for outsourced IT and security services. Current trends related to security infrastructure development are expected to continue to drive growth.

Consulting and subcontractors increased 77% to $1,351,905 during Fiscal 2003 as compared to fiscal 2002 when consulting and subcontractors were $765,080.  This increase was due to increased expenditures incurred from consulting work related to creating and reorganizing our corporate structure in preparation for increased expansion.  These costs are primarily one-time expenses and are expected to diminish going forward.

Selling, general and administration increased 68% to $298,352 during fiscal 2003 as compared to fiscal 2002 when selling, general, and administration was $177,592.  This increase was due to increased expenditures incurred from our reorganizing, and the addition of several staff members in preparation for increased expansion.

During fiscal 2003, we wrote-off the balance of a note receivable in the amount of $11,750.  The note receivable relates to the sale of media assets to former shareholders of our Company.  The note was non-interest bearing and unsecured.  The note holders had the legal option to offset any amounts owed to them by the note.  During fiscal 2003, $36,250 was offset against liabilities owed to these former shareholders.  We have determined that it unlikely that the balance will be collected, and accordingly we have written off the balance to operations.

Net loss for fiscal 2003 was $556,094, and $65,119 for fiscal 2002.   The increase in loss for the year is due to increased costs associated with creating and implementing a corporate reorganization following the recent merger with the public company formerly known as Secure Enterprise Solutions Inc. During fiscal 2003 we incurred expenses that resulted from the operations of the former Secure Enterprise Solutions Inc., and to increase our sales force as well as costs to develop our existing business plan.  We anticipate these costs to decrease in the coming year.

No income taxes were payable in 2003 or in 2002, as a result of the operating losses recorded during those years. Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets, and, accordingly, has not booked an income tax benefit as of April 30, 2003 and 2002. All losses incurred can be carried forward for seven years for Canadian income tax purposes and twenty years for United States income tax purposes.

Loss per share was $0.02 for fiscal 2003 and a loss of $0.01 per share for fiscal 2002.

On April 16, 2002, we announced our intention to acquire up to 51% of Secured Infrastructure Design Corporation (SIDC) of Tokyo, Japan, as part of the ongoing strategy of building a diversified security-consulting firm.  A total of $30,000 and 100,000 shares of our common stock have been paid to SIDC to acquire a 9.8% ownership interest. No further ownership interest is contemplated at this time, and we do not expect any revenues from this investment.  We have decided to write-off our investment in SIDC, which was written off prior to the acquisition of Edgetech.  We will continue to focus on our core operation in North America.

LIQUIDITY AND CAPITAL RESOURCES

As of April 30, 2003, we had working capital of $118,611, which represented an increase of $87,324 as compared to the working capital position of $31,287 as of April 30, 2002. The primary reason for the increase in working capital was an increase of $187,954 in prepaid expenses that relates primarily to prepaid consulting fees paid in advance of services rendered and prepaid insurance.  Included in the amount, is $166,667 (net of accumulated amortization of $83,333) related to the issuance of 1,000,000 common shares of our Company valued at $250,000.  The amount is being amortized on a straight-line basis over twelve months as the services are rendered.

Accounts Receivable represents 66% of current assets and continues to turn over at acceptable rates. 97% of the Company’s assets are current and predominantly made up of receivables from AAA credit rated companies like IBM and MTS. We are currently examining several financing options and negotiating our line of credit with our banker to fund our receivables.

Cash flows used in Operating Activities for Fiscal 2003 totaled ($268,964), which was primarily due to the loss for the year.  Cash flows used in Operating Activities for Fiscal 2002 totaled ($14,916).  The increase in cash outflows from operating activities between 2003 and 2002 is primarily due to the expansion of our Company and the reorganization of our business.  These factors contributed to greater one-time expenses. Many of the consulting expenses were settled through the issuance of common stock, which is one of the reasons why the cash outflow from operations is significantly lower than our loss for the year.

Cash Flows from Fiscal 2003 Investing Activities totaled $22,733, which was attributed to the cash acquired on acquisition of Edgetech Services Inc. Cash flows from fiscal 2002 totaled  ($8,794), consisting exclusively from the purchase of property and equipment.  We are now more focused on leasing capital assets through way of operating leases, and our property and equipment expenditures have therefore decreased.

Cash Flows from financing activities for fiscal 2003 totaled $244,483, consisting primarily from issuance of capital stock of $195,613 and bank indebtedness of $109,043. Cash flows from financing activities for fiscal 2002 totaled $41,405, consisting primarily of funds advanced from related parties, and repayments of shares purchased for cancellation. The increase in cash flows from financing activities between 2003 and 2002 is primarily attributed to the cash raised from the issuance of common stock, and the increase in bank indebtedness.

Our continued development is almost entirely dependent upon our receipt of additional equity funding.  Our rate of development and schedule of accomplishments will be largely influenced by the quantity of equity funding received.

Edgetech plans to hire a number of executive sales and marketing staff to build a first class team to attack the fortune 1000 companies and apply Edgetech’s organic growth strategy. Edgetech plans to raise $1,000,000 over the next 12 months to cover the costs of the additional staff and working capital requirements through funds raised by private placement and financial organizations. The Mergers and acquisition plans will not be entertained until this structure is firmly in place. The Mergers and acquisition strategy will be implemented once we have this foundation in place. The strategy acquires solution-focused companies at low valuations and subsequently integrates and empowers them into high value security services providers. While, we have assessed several target companies, we have not pursued any acquisitions at the present time.  No assurance is given that future mergers or acquisitions will take place.

We do not currently have sufficient funds to fully develop our business plans. Our financial statements have been prepared using accounting principles generally accepted in the Unites States applicable to a going concern.  We will not remain a going concern without additional capital.  This accounting treatment contemplates the realization of assets and liquidation of liabilities in the normal course of our business.  We have increased our revenue but without additional capital or profitable operations our ability to operate as a going concern is uncertain. We require additional capital or profitable operations in order to continue operating over the next twelve months.

A number of marketing conferences are planned to be presented with our largest “partners” and to bring the awareness of Edgetech compliancy packages to our clients.

We have been integrating operations and administration systems as executive control of our Company has passed to the Edgetech team headed by brothers Tae Ho Kim and Sang Ho Kim.  We have taken steps to settle outstanding liabilities from both the public company and the operating company.

The completion of the Edgetech transaction has considerably reduced our requirements for capital as compared to earlier periods. However, operating and expansion capital is required on an ongoing basis. We hope to be able to procure sufficient operating funds in part due to our expanding revenue base.

We have raised $195,613 through a private placement of our common stock, and the exercise of stock options, which were used to offset outstanding liabilities and add to our increasing working capital requirements.  Our working capital needs have risen due to increased sales during the current year.

Operating under existing management, and with a new board of directors having been nominated, founder Chris Bunka has resigned as an officer and a director, as planned. Sang Ho Kim is the President and Chairman of the board of directors. Tae Ho Kim is the Chief Executive Officer and a director. Sudhir Khanna has resigned as Executive Vice president and a director to pursue other interests and since he was originally with the public company, we do not anticipate any negative impact to ongoing operations. Fred Fulcher and Robert Pollack are directors.  We are presently in discussions with several potential, high profile individuals to join our board of directors.

During fiscal 2003, we have added over ten additional “corporate partnerships” with the total now exceeding more than thirty, including those with some of the leading security technology companies in the world. These “partnerships” enable us to offer a broader suite of products and services to potential clients and thus enhance our potential for growth. Additional “corporate partnerships” are contemplated and additions or deletion in the list of corporate partners could occur at any time.

One of our key strategies is to “own” the relationship with major enterprise-class clients in the premium IT Security space.  We are also investigating plans to acquire proprietary technology in the Network monitoring space to offer leading edge Network management services.  Furthermore, we expect to perform beta testing on a new security product, details of which will be announced if and as appropriate.

We have taken steps to reduce expenses. Other persons are contracted for specific projects at any given time. We expect to hire additional employees or contract with consultants, primarily in the fields of marketing and sales, if and as corporate financing is available.  All existing and future positions are dependent to some degree upon our ability to raise expansion capital.

DISCUSSION OF STOCK PRICE

During the current year, the price of our stock increased to $1.12 and subsequently declined. The run up and subsequent decline can be attributed to a numbers of factors:

-

Increased coverage of our sector and high expectations.

-

Many shareholders from the original Secure Enterprise Solutions Inc. had free trading shares and hence they sold which contributed to the decline.  Some of the decline, however, maybe attributed to "short sellers".  Our final conclusion is "chasing" short sellers is a costly, complex effort that would be too distracting to the management of our company.  It is our goal to focus on our core expertise and build a strong business.  It is management's opinion that a strong business will serve to increase shareholder value, financial stability of our company and curb any short selling.

-

Over the past six months, we have been focusing on cleaning up the debt of the former Secure Enterprise Solutions Inc. and other sundry liabilities which accounted for most of the losses over the past fiscal year.  This was done by issuance of shares for debt and from S8 shares to settlement of consulting expenses, which account for many of the expenses of our company.  This has now largely been taken care of with only a few sundry items left to settle.

-

Our Company has consistently increased revenue every year since inception over the past 7 years.

-

Our business has primarily been in IT Outsourcing.  Over the past year, we have moved successfully into Enterprise IT Security.   Both lines of business are expected to grow in the coming year.

-

We have contracts extending into the next 24 months and have contracts booked forward equaling our past fiscal year's revenue for the next fiscal year.  Therefore, we anticipate strong growth over the next fiscal year.

RESULTS OF OPERATIONS FOR THE NINE MONTH PERIOD ENDED JANUARY 31, 2004 AND 2003

Revenues increased 51% to $1,505,948 for the nine month period ending January 31, 2004 as compared to the same period last year when revenues were $1,000,392. The increase was primarily due to continued growth in both our IT Security Practice and our IT Outsourcing lines of business, as well as increases in fees. We are benefiting from strong demand for outsourced IT and security services. Current trends related to security infrastructure development are expected to continue to drive growth.  Sales to our major customers have also increased as we are currently beginning to service these clients across Canada.  We have also expanded our sales force, which is enabling us to expand our revenue base.

Consulting and subcontractors increased 54% to $1,604,363 for the nine month period ended January 31, 2004, as compared to the same quarter last year when consulting and subcontractors were $1,041,089.  As stated above, this increase is part of our continuous efforts to expand our market base.  We have added new consultants and fees have increased proportionately.  While these costs are expected to continue being high, revenues are expected to increase proportionately.

Selling, general and administration increased 54% to $554,280 for the nine month period ending January 31, 2004, as compared to the same period last year when selling, general, and administration was $362,225.  Our expansion into new markets, the addition of new personnel and an increase travel and office related costs have fueled this increase.

Net loss for the nine month period ending January 31, 2004, was $667,711 and $449,300 for the same period last year.   As explained above, the increase in loss is largely attributed to the continued expansion of our corporate infrastructure. Most of the expenses that resulted from the operations of the former Secure Enterprise Solutions Inc have decreased, and expected to stabilize in the coming quarters.

No income taxes were payable in the nine month period ended January 31, 2004 or for the nine month period ended January 31, 2003, as a result of the operating losses recorded during these periods. Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets, and, accordingly, has not booked an income tax benefit as of January 31, 2004. All losses incurred can be carried forward for seven years for Canadian income tax purposes and twenty years for United States income tax purposes.

Loss per share was $0.02 for the nine month period ended January 31,2004 and a loss of $0.02 per share for the same period last year.

LIQUIDITY AND CAPITAL RESOURCES

As of January 31, 2004, we had working capital of $178,739, which represented an increase of $60,128 as compared to the working capital position of $118,611 as of April 30, 2003.  There are several factors that contributed to the increase in working capital; these include, exercise of stock options for proceeds of $36,000 and proceeds from loans totaling $377,168.  These loans were settled through the issuance of capital stock during the current period.

Accounts receivable represents 87% of current assets and continues to turn over at acceptable rates.  While our receivables have increased 26% from April 30, 2003, our sales have increased by 51% for the same period.  We have taken steps to improve our collections of receivables.  97% of our assets are current and predominantly made up of receivables from AAA credit rated companies like IBM and MTS. We are currently examining several financing options and negotiating our line of credit with our banker to fund our receivables.

Cash flows used in operating activities for the nine month period ended January 31, 2004, totaled $(351,569), which was primarily due to the loss for the period, offset by non-cash consulting expenses settled through the issuance of common stock.  Cash flows used in operating activities for the nine month period ended January 31, 2003 totaled $(235,396).  The decrease in cash flows is attributable to the increased loss for the current nine months period, and the repayment of accounts payable.

Cash flows from investing activities for the nine months period ended January 31, 2004, totaled $(2,947), in comparison to the cash flows from investing activities for the nine month period ended January 31, 2003, which totaled $21,028.  The nine month period ended January 31, 2003 included $22,945 in cash picked up on the recapitalization of our Company through the acquisition of Edgetech Services Inc. We are now more focused on leasing capital assets through operating leases, and our property and equipment expenditures have therefore decreased.

Cash flows for the nine month period ended January 31, 2004 provided by financing activities totaled $406,403, consisting primarily from the increase of bank indebtedness of $54,100, and offset by proceeds from loans of $377,168. Cash flows for the nine month period ended January 31, 2003, provided by financing activities totaled $198,004, consisting primarily from  proceeds from issuance of capital stock of $178,500.

On February 4, 2004, we closed a private equity placement of $US 500,040 under SEC Regulation ``D'' Rule 506. These funds will provide a foundation for our newly expanded sales and marketing efforts. The private placement, which sold 3,704,000 shares at $0.135 was provided by friendly capital.

Our continued development is dependent upon our receipt of additional equity funding, and cash flows from operations.  Our rate of development and schedule of accomplishments will be largely influenced by the quantity of equity funding received.

We have further plans in place to raise sufficient amount of cash to help us continue to grow our operations and to meet our working capital requirements.  We also intend to hire more executives to assist with our growth and make significant impact to our operations. We have expansion plans into the US marketplace by next year.  We also have several projects that may significantly impact our revenues going forward.  These projects are expected to consummate towards early to mid next year, and are expected to increase our revenue base further.  The mergers and acquisition plans will not be entertained until this structure is firmly in place. The mergers and acquisition strategy will be implemented once we have this foundation in place. The strategy reflects acquiring solution-focused companies at low valuations and subsequently integrates and empowers them into high - value security services providers. While we have assessed several target companies, we have not pursued any acquisitions at the present time.  No assurance is given that future mergers or acquisitions will take place.

We do not currently have sufficient funds to fully develop our business plans.  Our financial statements have been prepared using accounting principles generally accepted in the Unites States applicable to a going concern.  We will not remain a going concern without additional capital.  This accounting treatment contemplates the realization of assets and liquidation of liabilities in the normal course of our business.  We have increased our revenue but without additional capital or profitable operations our ability to operate as a going concern is uncertain. We require additional capital or profitable operations in order to continue operating over the next twelve months.

The completion of the Edgetech transaction has considerably reduced our requirements for capital as compared to earlier periods. However, operating and expansion capital is required on an ongoing basis. We hope to be able to procure sufficient operating funds in part due to our expanding revenue base.

Item 18. Description of Property.

We occupy office space in two locations.  Our head office is at 18 Wynford Drive, Toronto, Ontario, M3C 3S2, which has approximately 3500 square feet of office space.  We have an operating lease on the premises until December 14, 2006.  The current occupancy rate is approximately $12 per square foot.  Our second office is located at 175 Carlton Street, Winnipeg, Manitoba, R3C 3S9, which has approximately 600 square feet. We have an operating lease on the premises until March 31, 2005.  The current occupancy rate is approximately $10 per square foot.  We believe that these facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional space will be available if needed. Other than described above, neither we, nor our subsidiary presently own or lease any other property or real estate.

Item 19. Certain Relationships and Related Transactions.

During the year ended April 30, 2004, our Company entered into the following related party transactions:

a)

Settled $56,150 of amounts owing to directors and former directors of our Company through issuance of Common Stock and offsetting of note receivable from the directors and former directors.  These amounts included a $6,600 payable to Chris Bunka (a former director of our Company); a $24,000 settlement of a payable to Chris Bunka through an offset of a note receivable, a settlement of $13,300 with Fred Fulcher, a director of our Company; and $12,250 settlement of a payable to Sudhir Khanna (a former director of our Company) through an offset of a note receivable.

b)

Paid or accrued consulting fees of $46,339 to former directors of our Company (2002 - $Nil).  These amounts included $33,839 to Chris Bunka, and $12,500 to Sudhir Khanna.

c)

Paid $4,544 (2002 - $3,721) in interest on loans to a director and to a company owned by a relative of a director of the Company.  These amounts included $3,246 to Fred Fulcher, and $1,298 to Wesferd Management, a company controlled by a relative of Fred Fulcher.

Included in accounts payable is $21,900 (2002 - $Nil) owed to a Company owned by Chris Bunka.

The amounts charged to our Company for the services provided have been determined by negotiations amongst the parties and, in certain cases, are covered by signed agreements.  These transactions were in the normal course of operations and were measured at the exchange value, which represented the amount of consideration established and agreed to by the related parties.

Due to related parties include the following:

	2003	2002

Current portion

Due to a director of the Company, Fred Fulcher (CDN$50,000 (2002 - CDN$70,000)), bears interest at 20%, unsecured, due on November 15, 2003.	$ 34,665	$ 44,685

Due to Wesferd Management, a company controlled by a relative of Fred Fulcher ((CDN$50,000) (2002 - $Nil), bears interest at 20%, unsecured, due on November 15, 2003.	34,665	-

	$ 69,330	$ 44,685

Long-term portion

Due to directors and former directors of the Company (CDN$67,276 (2002 – CDN$97,373)), non interest bearing, unsecured, with no specific terms of repayment but not to be repaid within the next year.	$ 46,462	$ 152,535

We had a Note receivable related to the sale of media assets to Chris Bunka and Sudhir Khanna, former directors of our Company.  The note was non-interest bearing and unsecured.  The note holders had the legal option to offset any amounts owed to them by the note.  During the current year, $36,250 was offset against liabilities owed to these former shareholders.  Management has determined that the remaining $11,750 would unlikely be collectible and accordingly has written-off the balance to the consolidated statements of operations.

Item 20. Market for Common Equity and Related Stockholder Matters.

Our common stock is quoted and listed for trading on the OTC.BB under the symbol EDGH.  Our trading symbol changed to EDGH effective Monday, December 2, 2002, from SETP, and our name was changed from Secure Enterprise Solutions Inc. to Edgetech Services Inc. effectively on the same day.  Our new CUSIP No. 28027N 10 9.

We are fully reporting.

As of March 10, 2004, there are approximately 2,200 shareholders holding our issued common shares.  The aggregate market value of the voting and non-voting stock held by non-affiliates of the registrant was approximately $2,996,492 as of the closing price of $0.16 per share on July 18, 2003 on the OTC.BB.  There are 3,173,150 options and warrants to purchase additional common shares of the Company.

Table No. 1 lists the high and low closing sales prices on the OTC.BB for our common shares for the last one year period.  The price was $0.16 on  April 30, 2004 at our year end.

Table No. 1

OTC.BB Stock Exchange

Date	Open	High	Low	Close	Average Volume
April 30/04	0.15	0.17	0.13	0.16	94,251
March 31/04	0.17	0.17	0.14	0.15	119,685
February 29/04	0.17	0.19	0.16	0.16	97,086
January 31/04	0.16	0.20	0.15	0.17	165,790
December 31/03	0.19	0.19	0.15	0.16	182,726
November 30/03	0.17	0.19	0.16	0.17	205,081
October 31/03	0.25	0.26	0.16	0.17	296,095
September 30/03	0.33	0.53	0.22	0.25	891,747
August 31/03	0.51	0.52	0.22	0.33	1,240,747
July 31/03	0.16	0.75	0.14	0.50	1,266,104
June 30/03	0.15	0.19	0.14	0.16	233,271
May 31/03	0.17	0.24	0.14	0.15	324,890

Other than described above, our shares of common stock are not and have not been listed or quoted on any other exchange or quotation system. The prices presented are bid prices, which represent prices between broker-dealers and don’t include retail mark-ups and mark-downs or any commissions to broker-dealers. The prices may not reflect actual transactions.

DIVIDENDS

There are no restrictions that limit our ability to pay dividends on our common stock.  We have not declared any dividends since incorporation and we do not anticipate do so in the foreseeable future.  Our present policy is to retain future earnings for use in our operations and expansion of its business.

Item 21. Executive Compensation.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options /	All Other Compensation
		$	$	$	$	SARs (#)	$
Tae Ho Kim - CEO	2003	24,723	-	-	-	450,000 (1)	-
	2002	20,474	-	-	-		-
Sang Ho Kim – President	2003	27,945	-	-	-	450,000 (2)	-
	2002	27,327	-	-	-		-

(1) During the current year, 600,000 stock options were granted to Tae Ho Kim, of which 150,000 were exercised at $0.25 per common share for a dollar value of $37,500. The granting of the 600,000 stock options represents 43% of the total options granted to employees during the current fiscal year.  As of April 30, 2003, 450,000 options remain outstanding for Tae Ho Kim as follows: 150,000 stock options at $0.30 per common share that vest on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005.  All of the stock options expire on November 7, 2007.  None of the options are in-the-money as of April 30, 2003 or July 18, 2003

(2) During the current year, 600,000 stock options were granted to Sang Ho Kim, of which 150,000 were exercised at $0.25 per common share for a dollar value of $37,500. The granting of the 600,000 stock options represents 43% of the total options granted to employees during the current fiscal year.  As of April 30, 2003, 450,000 options remain outstanding for Sang Ho Kim as follows: 150,000 stock options at $0.30 per common share that vest on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005.  All of the stock options expire on November 7, 2007.  None of the options are in-the-money as of April 30, 2003 or July 18, 2003.

Item 22. Financial Statements.

EDGETECH SERVICES INC. & SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

Edgetech Services Inc. and Subsidiary

(formerly Secure Enterprise Solutions Inc.)

We have audited the accompanying consolidated balance sheet of Edgetech Services, Inc. and Subsidiary (the Company) as of April 30, 2003, and the related consolidated statements of operations, stockholders’ equity (deficiency in assets), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Edgetech Services Inc. and Subsidiary as of April 30, 2002, were audited by other auditors whose report dated July 26, 2002, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 financial statements referred to above present fairly, in all material respects, the financial position of Edgetech Services Inc. and Subsidiary as of April 30, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operation has used, rather than provided, cash from operations and has an accumulated deficit of $677,397. These factors, raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue operations is subject to its ability to secure additional capital to meet its obligations and to fund operations. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dohan and Company, CPA's

June 13, 2003

Miami, Florida

EDGETECH SERVICES INC. & SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	January 31, 2004	April 30, 2003
	(Unaudited)	(Audited)

ASSETS

Current
Cash	$70,750	$17,841
Accounts receivable less allowance for doubtful accounts of $Nil (April 30, 2003 - $10,985)	505,427	401,941
Deferred tax asset less valuation allowance of $626,444 (April 30, 2003 -$399,422)	-	-
Prepaid expenses (Note 4)	5,166	190,152

Total current assets	581,343	609,934

Property and equipment (Note 5)	16,416	15,302

Other assets	489	451

Total assets	$598,248	$625,687

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC. & SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

		January 31, 2004	April 30, 2003
		(Unaudited)	(Audited)

Continued…

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Bank indebtedness		$180,949	$116,389
Accounts payable and accrued liabilities		199,755	283,084
Accounts payable and accrued liabilities – related parties (Note 10)		21,900	21,900
Current portion of capital lease obligations (Note 6)		-	620
Current portion of due to related parties		-	69,330

Total current liabilities		402,604	491,323

Due to related parties (Note 7)		59,778	46,642

Total liabilities		462,382	537,965

Commitments and contingencies (Notes 2 and 9)

Stockholders’ equity
Capital stock (Note 8)
Authorized
50,000,000	common shares with a par value of $0.001
25,000,000	preferred shares with a par value of $0.001
Issued and outstanding
34,434,950	common shares (April 30, 2003 – 31,334,950)	34,435	31,335
Additional paid-in capital		1,450,528	764,443
Accumulated other comprehensive loss		(3,989)	(30,659)
Accumulated deficit		(1,345,108)	(677,397)

Total stockholders’ equity		135,866	87,722

Total liabilities and stockholders’ equity		$598,248	$625,687

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC. & SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Month Period Ended January 31, 2004 (Unaudited)	Nine Month Period Ended January 31, 2003 (Unaudited)	Year Ended April 30, 2003 (Audited)	Year Ended April 30, 2002 (Audited)

REVENUE	$ 1,505,948	$ 1,000,392	$ 1,420,006	$ 1,097,014

EXPENSES
Depreciation	3,118	3,878	4,957	8,405
Consulting, marketing and subcontractors	1,604,363	1,041,089	1,398,244	765,080
Selling, general and administrative	554,280	362,225	541,608	378,316

Total Operating Expenses	2,161,761	1,407,192	1,944,809	1,151,801

Net loss before other items	(655,813)	(406,800)	(524,803)	(54,787)

OTHER ITEMS
Interest expense	11,898	-	14,256	10,332
Abandonment			5,285
Investment loss	-	(42,500)	11,750

Total Other Expenses	11,898	(42,500)	31,291	10,332

Loss before income taxes	(667,711)	(449,300)	(556,094)	(65,119)

Provision for income taxes	-	-	-	-

Net loss for the period	$ (667,711)	$ (449,300)	$ (556,094)	$ (65,119)

Basic and diluted net loss per common share	$ (0.02)	$ (0.02)	$ (0.02)	$ (0.01)

Weighted average number of common shares
outstanding (basic and diluted)	33,458,709	27,606,318	28,308,792	16,005,000

The accompanying notes are an integral part of these consolidated financial statements.

 EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)

FOR THE YEARS ENDED APRIL 31, 2003 AND 2002

(AUDITED)

				Accumulated
				Other
	Common Stock		Additional	Comprehensive
	Number		Paid-in	Income	Accumulated
	of Shares	Amount	Capital	(Loss)	Deficit	Total

Balance at April 30, 2001	17,605,500	$17,606	$56,023	$-	$(40,243)	$33,386

Shares cancelled	(1,600,500)	(1,601)	(56,023)	-	(15,941)	(73,565)

Cumulative translation adjustment	-	-	-	596	-	596

Net loss	-	-	-	-	(65,119)	(65,119)

Balance at April 30, 2002	16,005,000	16,005	-	596	(121,303)	(104,702)

Acquisition of assets of Edgetech
Services Inc.	11,659,000	11,659	84,989	-	-	96,648

Shares issued for finders' fee
on the acquisition of
Edgetech Services Inc.	825,000	825	(825)	-	-	-

Shares issued for cash	1,039,950	1,040	194,573	-	-	195,613

Shares issued for services	236,000	236	116,876	-	-	117,112

Shares issued for prepaid
Consulting	1,000,000	1,000	249,000	-	-	250,000

Shares issued for settlement
of debt	570,000	570	119,830	-	-	120,400

Cumulative translation adjustment	-	-	-	(31,255)	-	(31,255)

Net loss	-	-	-	-	(556,094)	(556,094)

Balance at April 30, 2003	31,334,950	$31,335	$764,443	$(30,659)	$(677,397)	$87,722

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC. & SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ending January 31, 2004 (Unaudited)	Nine Months Ending January 31, 2003 (Unaudited)	Year Ending April 30, 2003 (Audited)	Year Ending April 30, 2002 (Audited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$ (667,711)	$ (449,300)	$ (556,094)	$ (65,119)
Items not affecting cash:
Depreciation	3,118	3,878	4,957	8,405
Amortization of web-site development costs	-	-	-	-
Stock issued for services and amortization of prepaid expenses	466,087	79,865	200,445	-
Bad Debt Expense	-		10,985	15,404
Abandonment of property and equipment	-		5,285	-
Write-off of investment	-	42,500	11,750	-
Interest accrued on convertible loan	-	-	-	-
Write down of marketable securities	-	-	-	-

Changes in non-cash working capital items:
(Increase) decrease in accounts receivable	(68,843)	22,342	(168,041)	(47,830)
(Increase) decrease in prepaid expenses	19,991	(11,827)	25,066	(25,460)
Increase (decrease) in accounts payable and accrued liabilities	(104,211)	77,146	196,683	99,684
Net cash used in operating activities	(351,569)	(235,396)	(268,964)	(14,916)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital lease obligations	(664)	(7,877)	(8,727)	(6,382)
Bank indebtedness	54,100	18,071	109,043	(40,162)
Issuance of capital stock	36,000	178,500	195,613	178,500
Due to related parties	(60,201)	11,236	(48,279)	160,368
Shares repurchased for cancellation			-	(71,779)
Loan payable	377,168	(1,926)	(3,167)	(640)

Net cash provided by financing activities	406,403	198,004	244,483	41,405

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,947)	(1,917)	(212)	(8,794)
Cash acquired on acquisition of subsidiary	-	22,945	22,945	-

Net cash provided by (used in) investing activities	(2,947)	21,028	22,733	(8,794)

	51,887	(16,364)	(1,748)	17,695

Effect of exchange rate changes on cash	1,022	(241)	1235	659

Change in cash during the period	52,909	(16,605)	(513)	18,354

Cash, beginning of period	17,841	18,354	18,354	-

Cash, end of period	$ 70,750	1,749	$ 17,841	$ 18,354
Supplemental disclosure with respect to cash flows:
Common shares issued for services	$ 299,370	$ 79,865	$ 117,112	$
Common shares issued for acquisition of subsidiary	$ -	$ 96,648	$	$
Common shares issued for recapitalization	$ -	$ -	$ 96,648	$ -
Common shares issued for finders' fee	$ -	$ 41,250	$	$
Common shares issued for settlement of debt	$ 353,815	$ 25,550	$ 120,400	$
Amortization of prepaid expenses	$ 166,717	$ 20,833	$	$
Common shares issued for prepaid expenses	$ -	$ 250,000	$ 250,000	$
Interest paid	$ 11,898	$ 3,260	$ 14,256	$ 10,332
Income taxes paid	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC. & SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2004

1.

HISTORY AND ORGANIZATION OF THE COMPANY

Edgetech Services Inc. and Subsidiary (formerly Secure Enterprise Solutions Inc.) (the “Company”) was incorporated under the laws of Nevada on May 16, 1997 as Newsgurus.com, Inc. and changed its name to Secure Enterprise Solutions Inc. on January 10, 2002.  Subsequent to the acquisition, the Company changed its name from Secure Enterprise Solutions Inc. to Edgetech Services Inc.  Prior to the name change, the Company’s principal business consisted of providing opinion and information in the areas of money, health and lifestyles and e-commerce through the Internet.  Pursuant to resolutions by the shareholders, the Company decided to sell its media assets and focus on the business of providing security consulting services and IT solutions and services.

On May 22, 2002, the Company acquired all of the issued and outstanding capital stock of Edgetech Services Inc. ("Edgetech") consisting of 100 common shares.  Edgetech specializes in IT placement, outsourcing training and software development projects.  As consideration, the Company issued 16,005,000 shares of common stock and made payments of $66,000 to the former stockholders of Edgetech.  Control of the combined companies passed to the former shareholders of Edgetech.  This type of share exchange has been accounted for as a recapitalization of the Company.

In accounting for this transaction:

i)

The Company is considered to be the legal acquirer and Edgetech is considered to be the accounting acquirer.

ii)

The consolidated statements of operations and cash flows include Edgetech's results of operations and cash flows for the period ended January 31, 2004.  The consolidated statements of operations and cash flows for the period ended January 31, 2003 include Edgetech’s results of operations and cash flows for the period ended January 31, 2003 and the Company's results of operations and cash flows from May 22, 2002 (date of acquisition).

iii)

The issued number of shares of common stock is that of the Company.

iv)

At the date of acquisition, the fair market value of the Company's net assets was $96,648 as follows:

Cash	$ 22,945
Receivable	1,800
Prepaid expenses	20,000
Notes receivable	48,000
Property and equipment	5,285
Other assets	2,036

100,066
Accounts payable and accrued liabilities	(3,418)

Net assets	$ 96,648

EDGETECH SERVICES INC. & SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2004

Prior to the merger Secure Enterprise Solutions Inc.’s fiscal year ended on June 30.  In recording the business combination, Secure Enterprise Solutions Inc.’s prior period financial statements have been restated to conform with the Company’s year end.  The effects of conforming Secure Enterprise Solutions Inc.’s accounting policies to those of the Company were not material.

1.

HISTORY AND ORGANIZATION OF THE COMPANY (cont’d…)

The accompanying unaudited condensed financial statements have been prepared in accordance with the rules and regulations of Regulation S-B as promulgated by the Securities and Commissions. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments consisting of a normal and recurring nature considered necessary for a fair presentation have been included. Operating results for the nine month period ended January 31, 2004, may not necessarily be indicative of the results that may be expected for the year ended April 30, 2004.

2.

GOING CONCERN

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America  with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern.  These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of capital stock.  Continued operations of the Company are dependent on the Company's ability to complete public equity financing or generate profitable operations in the future.  Management's plan in this regard is to secure additional funds through operations, through equity financing and through loans made by financial institutions and stockholders of the Company.

	January 31, 2004	April 30, 2003
	(Unaudited)	(Audited)

Net loss	$ (667,711)	$ (556,094)
Accumulated deficit	(1,345,108)	(677,397)
Working capital	178,739	118,611

3.

SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies adopted by the Company are as follows:

EDGETECH SERVICES INC. & SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2004

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.  Significant inter-company balances and transactions have been eliminated upon consolidation.

3.

SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year.  Actual results could differ from these estimates.

Foreign currency translation

The Company's operations are substantially through a Canadian subsidiary whose functional currency is the Canadian dollar.  Assets and liabilities denominated in Canadian dollars are translated to United States dollar equivalents using the exchange rate in effect at the year end date. Revenue and expenses are translated to United State dollar equivalents using the average rate of exchange for the respective period.

Exchange gains and losses arising on this translation are excluded from the determination of income and are reported as a foreign currency translation adjustment in stockholders' equity.

Accounts receivable

Trade and other accounts receivable are reported at face value less any provisions for uncollectible accounts considered necessary. Accounts receivable primarily includes trade receivables from customers and Goods and Services Taxes receivable in Canada.   The Company estimates doubtful accounts on an item-to-item basis and includes over aged accounts as part of allowance for doubtful accounts, which are generally ones that are ninety days overdue.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation.  Depreciation is recorded annually on a declining balance basis at the following annual rates:

Office equipment and furniture	20%
Computer equipment	30%

Impairment of long-lived assets and long-lived assets to be disposed of

EDGETECH SERVICES INC. & SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2004

3.

SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Long-lived assets and certain identifiable recorded intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell.

Revenue recognition

Revenues from IT consulting services are recognized when the price is fixed or determinable, the services have been provided and ultimate collection is reasonably assured.  The Company enters into agreements with customers for a fixed price which only fluctuates when the customer requires additional work.

Stock-based compensation

The Company accounts for its stock-based compensation arrangements with employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (“APB 25”) and related interpretations.  This practice is allowed under the provisions of Statements of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”).  As such, compensation expense under fixed term option plans is recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeds the exercise price.  The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined, in accordance with Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services".  Stock compensation expense is recognized as the stock option is earned, which is generally over the vesting period of the underlying option.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation:

	January 31, 2004	January 31, 2003

Net loss, as reported	$ (667,711)	$ (449,300)

Add: Total stock-based employee compensation expense included in loss, as reported determined under APB 25, net of related tax effects	-	-

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	-	(36,032)

Pro-forma net loss	$ (667,711)	$ (485,332)

Basic and diluted loss per share, as reported	$ (0.02)	$ (0.02)

Basic and diluted loss per share, pro-forma	$ (0.02)	$ (0.02)

EDGETECH SERVICES INC. & SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2004

3.

SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Stock-based compensation (cont’d…)

The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	2004	2003

Expected dividend yield	-	-
Expected stock price volatility	-	187%
Risk-free interest rate	-	2.92%
Expected life of options	-	5 years

Net loss per share

Basic loss per share is computed using the weighted average number of common shares outstanding during the periods.  Diluted loss per share is computed using the weighted average number of common shares and potentially dilutive common stock equivalents, including stock options and warrants outstanding during the period.  As the Company has a net loss in each of the periods presented, basic and diluted net loss per share is the same, as any exercise of the share purchase options outstanding would be anti-dilutive.

Comparative figures

Certain comparative figures have been reclassified to conform with the presentation adopted in the current period.

4.

PREPAID EXPENSES

Prepaid expenses consist of consulting fees paid in advance of services rendered and prepaid insurance.  Included in the amount, is $Nil (net of accumulated amortization of $250,000 (April 30, 2003 - $166,667, net of accumulated amortization of $83,333) related to the issuance of 1,000,000 common shares of the Company valued at $250,000.  The amount is being amortized on a straight line basis over twelve months as the services are rendered.  The price used to value the shares was the closing market value on the date of the commitment to issue the shares.  As of January 31, 2004, the amount is fully amortized.

EDGETECH SERVICES INC. & SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2004

5.

PROPERTY AND EQUIPMENT

	January 31, 2004 (Unaudited)			April 30, 2003 (Audited)
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value

Office equipment and
furniture	$ 15,013	$ 8,617	$ 6,396	$ 13,848	$ 6,909	$ 6,939
Computer equipment	38,905	28,885	10,020	33,135	24,772	8,363

	$ 53,918	$ 37,502	$ 16,416	$ 46,983	$ 31,681	$ 15,302

6.

CAPITAL LEASE OBLIGATIONS

The Company leases certain computer equipment under agreements that are classified as capital leases.  The Company has made all lease payments required under the capital leases, and there are no future obligations.

7.

DUE TO RELATED PARTIES

	January 31, 2004	April 30, 2003
	(Unaudited)	(Audited)

Current portion

Due to a director of the Company CDN$Nil (April 30, 2003 - CDN$50,000)), bears interest at 20%, unsecured, repaid through issuance of capital stock during the current period.	$ -	$ 34,665

Due to a company controlled by a relative of one of the directors (CDN$50,000), bears interest at 20%, unsecured, repaid through issuance of capital stock during the current period.	-	34,665

	$ -	$ 69,330

Long term portion

Due to directors and former directors of the Company (CDN$79,535 (April 30, 2003 – CDN$67,276)), non interest bearing, unsecured, with no specific terms of repayment but not to be repaid within the next year.

	$ 59,778	$ 46,642

EDGETECH SERVICES INC. & SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2004

8.

CAPITAL STOCK

Common stock

Holders of common stock are entitled to one vote for each share held.  There are no restrictions that limit the Company’s ability to pay dividends on its common stock.  The Company has not declared any dividends since incorporation.  The Company’s common stock has no par value.  However, for reporting purposes, the Company has assigned a per share amount of $0.001 to common stock.

Stock options

The Company has a stock option plan enabling it to grant options for up to 2,800,000 shares of common stock to directors and employees of the Company.  The exercise price of all stock options, granted under the stock option plan must be at least equal to the fair market value (subject to regulated discounts) of such shares of common stock on the date of grant.  Stock options granted to directors and employees of the Company generally have a life of five years and frequently vest equally over the first three years.

Following is a summary of stock option activity:

	Number of Shares	Weighted Average Exercise Price

Outstanding at April 30, 2003	1,575,050	$ 0.33
Exercised	(120,000)	0.30

Outstanding at January 31, 2004	1,455,050	$ 0.33

Weighted average fair value of options granted during the period	-	-

Following is a summary of the status of stock options outstanding at January 31, 2004:

	Outstanding Options			Exercisable Options
Weighted Average Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$ 0.30	765,050	1.62	$ 0.30	420,050	$ 0.30
0.35	345,000	3.77	0.35	-	-
0.40	345,000	3.77	0.40	-	-

EDGETECH SERVICES INC. & SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2004

8.

CAPITAL STOCK (cont’d…)

Warrants

As at January 31, 2004, warrants were outstanding enabling the holders to acquire shares of common stock as follows:

Number of Shares	Exercise Price	Expiry Date

225,000	$ 1.00	November 29, 2004
100,000	1.00	November 30, 2004
148,500	1.00	December 13, 2004
118,000	1.00	January 3, 2005
147,000	1.00	February 15, 2005
860,000	1.00	February 25, 2005

9.

COMMITMENTS

The Company has entered into operating lease agreements for its current premises.  The annual lease commitments under these leases are as follows:

2004

$

49,984

2005

39,186

2006

36,026

2007

1,370

Rent expense for the period ended January 31, 2004 was $34,900 (2003 - $38,019).

10.

RELATED PARTY TRANSACTIONS

During the period ended January 31, 2004, the Company entered into the following related party transactions:

a)

Paid $7,171 (2003 - $3,260) in interest on loans to a director and to a Company controlled by a relative of a director of the Company.

Included in accounts payable – related parties is $21,900 as of January 31, 2004 (April 30, 2003 - $21,900) owed to a company owned by a former director of the Company.

The amounts charged to the Company for the services provided have been determined by negotiations amongst the parties and, in certain cases, are covered by signed agreements.  These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

EDGETECH SERVICES INC. & SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2004

11.

SEGMENT INFORMATION

The Company has one reportable segment, that being providing security services and IT solutions and services.  This reportable segment was determined based on the nature of the products offered.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly in deciding how to allocate resources and in assessing performance.  The Company evaluates performance based on several factors, of which the primary financial measure is business segment income before taxes.  The Company operates principally in Canada.

12.

SUBSEQUENT EVENT

On February 5, 2004, the Company completed a private placement by issuing 3,704,000 common shares at $0.135 per common share for total proceeds of $500,040.

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

1.

HISTORY AND ORGANIZATION OF THE COMPANY

Edgetech Services Inc. and Subsidiary (formerly Secure Enterprise Solutions Inc.) (the “Company”) was incorporated under the laws of Nevada on May 16, 1997, as Newsgurus.com, Inc. and changed its name to Secure Enterprise Solutions Inc. on January 10, 2002.  Subsequent to the acquisition, the Company changed its name from Secure Enterprise Solutions Inc. to Edgetech Services Inc.  Prior to the name change, the Company’s principal business consisted of providing opinion and information in the areas of money, health and lifestyles and e-commerce through the Internet.  Pursuant to resolutions by the shareholders, the Company decided to sell its media assets and focus on the business of providing security consulting services and IT solutions and services.

On May 22, 2002, the Company acquired all of the issued and outstanding capital stock of Edgetech Services Inc. ("Edgetech") consisting of 100 common shares.  Edgetech specializes in IT placement outsourcing training and software development projects.  As consideration, the Company issued 16,005,000 shares of common stock and made payments of $66,000 to the former stockholders of Edgetech.  Control of the combined companies passed to the former shareholders of Edgetech.  This share exchange has been accounted for as a recapitalization of the Company.

In accounting for this transaction:

i)

The Company is considered to be the legal acquirer and Edgetech is considered to be the accounting acquirer.

ii)

The consolidated statements of operations and cash flows include Edgetech's results of operations and cash flows for the year ended April 30, 2003, and the Company's results of operations and cash flows from May 22, 2002 (date of acquisition).  The consolidated statements of operations and cash flows for the year ended April 30, 2002, are those of Edgetech.

iii)

The issued number of shares of common stock is that of the Company.

iv)

At the date of acquisition, the fair market value of the Company's net assets was $96,648, comprised as follows:

Cash	$ 22,945
Receivable	1,800
Prepaid expenses	20,000
Notes receivable	48,000
Property and equipment	5,285
Other assets	2,036

100,066
Accounts payable and accrued liabilities	(3,418)

Net assets	$ 96,648

Prior to the merger Secure Enterprise Solutions Inc.’s fiscal year ended on June 30.  In recording the business combination, Secure Enterprise Solutions Inc.’s prior period financial statements have been restated to conform with the Company's year end. The effects of conforming Secure Enterprise Solutions Inc.’s accounting policies to those of the Company were not material.

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

2.

GOING CONCERN

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  However, certain conditions noted below currently exist, which raise substantial doubt about the Company's ability to continue as a going concern.  These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of capital stock and revenue from operations.  Continued operations of the Company are dependent on the Company's ability to complete public equity financing, borrow privately,  or generate profitable operations in the future.  Management's plan in this regard is to secure additional funds through operations through equity financing and through loans made by financial institutions and stockholders of the Company.

	2003	2002
Net loss	$(556,094)	$(65,119)
Accumulated deficit	(677,397)	(121,303)
Working capital	118,611	31,287

3.

SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies adopted by the Company are as follows:

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.  Significant inter-company transactions have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year.  Actual results could differ from these estimates.

Foreign currency translation

The Company's operations are substantially through a Canadian subsidiary whose functional currency is the Canadian dollar.  Assets and liabilities denominated in Canadian dollars are translated to United States dollars using the exchange rate in effect at the year end date. Revenue and expenses are translated to United States dollars using the average rate of exchange for the respective period.

Exchange gains and losses arising on this translation are excluded from the determination of income and are reported as a foreign currency translation adjustment in stockholders' equity (deficiency).

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Accounts receivable

Trade and other accounts receivable are reported at face value less any provisions for uncollectible accounts considered necessary. Accounts receivable primarily includes trade receivables from customers and GST receivable in Canada.   The Company estimates doubtful accounts on an item-to-item basis and includes over-aged accounts as part of allowance for doubtful accounts, which are generally ones that are ninety-days overdue.  Bad debt expense for the year ended April 30, 2003, was $10,985 (2002 – $15,404).

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation.  Depreciation is recorded annually on a declining balance basis at the following annual rates:

Office equipment and furniture	20%
Computer equipment	30%
Computer software	100%

Impairment of long-lived assets and long-lived assets to be disposed of

Long-lived assets and certain identifiable recorded intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell. At April 30, 2003 and 2002, the Company does not have any long-lived assets reported on its consolidated balance sheets.

Revenue recognition

Revenues from IT consulting services are recognized when the price is fixed or determinable, the services have been provided and ultimate collection is reasonably assured.  The Company enters into agreements with customers for a fixed price which only fluctuates when the customer requires additional work.

Stock-based compensation

The Company accounts for its stock-based compensation arrangements with employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (“APB 25”) and related interpretations.  This practice is allowed under the provisions of Statements of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”).  As such, compensation expense under fixed term option plans is recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeds the exercise price.  The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined, in accordance with Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services".  Stock compensation expense is recognized as the stock option is earned, which is generally over the vesting period of the underlying option.

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Stock-based compensation (cont’d…)

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation:

	2003	2002

Net loss, as reported	$ (556,094)	$ (65,119)

Add: Total stock-based employee compensation expense included in loss, as reported determined under APB 25, net of related tax effects	-	-

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(36,032)	-

Pro-forma net loss	$ (592,126)	$ (65,119)

Basic and diluted net loss per share, as reported	$ (0.02)	$ (0.01)

Basic and diluted net loss per share, pro-forma	$ (0.02)	$ (0.01)

The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	2003	2002

Expected dividend yield	-	-
Expected stock price volatility	187%	-
Risk-free interest rate	2.92%	-
Expected life of options	5 years	-

Income taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method, current income taxes are recognized for the estimated income taxes payable for the current period.  Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as the benefit of losses available to be carried forward to future years for tax purposes.

Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered and settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes theenactment date.  A valuation allowance is recorded for future tax assets when it is not more likely than not that such future tax assets will be realized.

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Net loss per share

Basic loss per share is computed using the weighted average number of common shares outstanding during the periods.  Diluted loss per share is computed using the weighted average number of common shares and potentially dilutive common stock equivalents, including stock options and warrants outstanding during the period.  As the Company has a net loss in each of the periods presented, basic and diluted net loss per share is the same, as any exercise of the share purchase options outstanding would be anti-dilutive.

Recent accounting pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) approved the issuance of Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment.  The statement is effective for fiscal years beginning after December 15, 2001, and is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date.  Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this statement (resulting from a transitional impairment test) are to be reported as resulting from a change in accounting principle.  Under an exception to the date at which this statement becomes effective, goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the non-amortization and amortization provisions of this statement.

In June 2001, FASB issued Statements of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) that records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets.  The initial recognition of the liability will be capitalized as part of the asset cost and depreciated over its estimated useful life.  SFAS 143 is required to be adopted effective January 1, 2003.

In August 2001, FASB issued Statements of Financial Accounting Standards No. 144, “Accounting for the Impairment on Disposal of Long-lived Assets” (“SFAS 144”), which supersedes Statements of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of”.  SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell.  Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction.  SFAS 144 is effective for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively.

In April 2002, FASB issued Statements of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”).  SFAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect and eliminates an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Generally, SFAS 145 is effective for transactions occurring after May 15, 2002.

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Recent accounting pronouncements (cont’d…)

In June 2002, FASB issued Statements of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”) that nullifies Emerging Issues Task Force No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”).  SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereby EITF 94-3 had recognized the liability at the commitment date to an exit plan.  The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged.

In October 2002, FASB issued Statements of Financial Accounting Standards No. 147, “Accounting of Certain Financial Institutions – an amendment of FASB Statements No. 72 and 44 and FASB Interpretation No. 9” (“SFAS 147”).  SFAS 147 requires the application of the purchase method of accounting to all acquisitions of financial institutions, except transactions between two or more mutual enterprises.  SFAS 147 is effective for acquisitions for which the date of acquisition is on or after October 1, 2002.

In December 2002, FASB issued Statements of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123” (“SFAS 148”).  SFAS 148 amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, SFAS 148 amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  SFAS 148 is effective for fiscal years ending after December 31, 2002.

In April 2003, FASB issued Statements of Financial Accounting Standards No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”).  SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”.  SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003.

In May 2003, FASB issued Statements of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”).  SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

In November 2002 the FASB issued FASB Interpretation No., or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee of Indebtedness of Others” (“FIN 45”).  FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45's provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The guarantor's previous accounting for guarantees that were issued before the date of FIN 45's initial application may not be revised or restated to reflect the effect of the recognition and measurement provisions of the Interpretation. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002.

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Recent accounting pronouncements (cont’d…)

In January 2003, FASB Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51,” was issued. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both.

The adoption of these new pronouncements is not expected to have a material effect on the Company's consolidated financial position or results of operations.

Comparative figure

Certain comparative figures have been reclassified to conform with the presentation adopted in the current year.

4.

PREPAID EXPENSES

Prepaid expenses consist of consulting fees paid in advance of services rendered and prepaid insurance.  Included in the amount, is $166,667 (net of accumulated amortization of $83,333) related to the issuance of 1,000,000 common shares of the Company valued at $250,000.  The amount is being amortized on a straight line basis over twelve months as the services are rendered.  The price used to value the shares was the closing market value on the date of the commitment to issue the shares.

5.

PROPERTY AND EQUIPMENT

	2003			2002
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value

Office equipment and
furniture	$ 13,848	$ 6,909	$ 6,939	$ 12,526	$ 4,765	$ 7,761
Computer equipment	33,135	24,772	8,363	30,397	19,405	10,992
Computer software	14,082	14,082	-	12,922	12,922	-

	$ 61,065	$ 45,763	$ 15,302	$ 55,845	$ 37,092	$ 18,753

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

5.

PROPERTY AND EQUIPMENT (cont’d…)

Included in the net book value of computer equipment is $620 under capital leases.  Depreciation of capitalized leases is combined with total depreciation.

6.

NOTE RECEIVABLE

Note receivable relates to the sale of media assets to former shareholders of the Company during the current year.  The note was non-interest bearing and unsecured.  The note holders had the legal option to offset any amounts owed to them by the note.  During the current year, $36,250 was offset against liabilities owed to these former shareholders.  Management has determined that the remaining $11,750 would unlikely be collectible and accordingly has written-off the balance to the consolidated statements of operations.

7.

BANK INDEBTEDNESS

	2003	2002

Bank overdraft	$ 46,543	$ -
Demand loan	69,846	-

	$ 116,389	$ -

Interest on the demand loan is calculated at prime plus 2.5%.  The Company had no unutilized line-of credit as of April 30, 2003, and CDN$100,000 (US $63,800) as of April 30, 2002.

8.

LOAN PAYABLE

The loan was a short-term demand loan that was unsecured and non-interest bearing.  The balance of the loan was paid-off during the current year.

9.

CAPITAL LEASE OBLIGATIONS

The Company leases certain computer equipment under agreements that are classified as capital leases.  The future minimum lease payments required under the capital leases are as follows:

2004	$ 678

Total minimum payments	678
Less amount representing interest	(58)

620
Current portion	(620)

$ -

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

10.

DUE TO RELATED PARTIES

	2003	2002

Current portion

Due to a director of the Company (CDN$50,000 (2002 - CDN$70,000)), bears interest at 20%, unsecured, due on November 15, 2003.	$ 34,665	$ 44,685

Due to a company controlled by a relative of one of the directors ((CDN$50,000) (2002 - $0), bears interest at 20%, unsecured, due on November 15, 2003.	34,665	-

	$ 69,330	$ 44,685

Long term portion

Due to directors and former directors of the Company (CDN$67,276 (2002 – CDN$97,373)), non-interest bearing, unsecured, with no specific terms of repayment but not to be repaid within the next year.	$ 46,462	$ 152,535

11.

CAPITAL STOCK

Common stock

Holders of common stock are entitled to one vote for each share held.  There are no restrictions that limit the Company’ ability to pay dividends on its common stock.  The Company has not declared any dividends since incorporation.  The Company’s common stock has no par value.  However, for reporting purposes, the Company has assigned a per share amount of $0.001 to common stock.

Stock options

The Company has a stock option plan enabling it to grant options for up to 2,800,000 shares of common stock to directors and employees of the Company.  The exercise price of all stock options, granted under the stock option program must be at least equal to the fair market value (subject to regulated discounts) of such shares of common stock on the date of grant.  Stock options granted to directors and employees of the Company generally have a life of five years and frequently vest equally over the first three years.

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

11.

CAPITAL STOCK (cont’d…)

Stock options (cont’d…)

Following is a summary of stock option activity:

	Number of Shares	Weighted Average Exercise Price

Outstanding at April 30, 2002 and 2001	1,060,000	$ 0.26

Granted	1,380,000	0.33

Forfeited	-	-

Exercised	(864,950)	0.24

Outstanding at April 30, 2003	1,575,050	$ 0.33

Weighted average fair value of options granted during the year	$ 0.10	-

Following is a summary of the status of stock options outstanding at April 30, 2003:

	Outstanding Options			Exercisable Options
Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$ 0.30	885,050	0.57	0.30	540,000	$ 0.30
0.35	345,000	4.50	0.35	-	-
0.40	345,000	4.50	0.40	-	-

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

11.

CAPITAL STOCK (cont’d…)

Warrants

As of April 30, 2003, warrants were outstanding enabling the holders to acquire shares of common stock as follows:

Number of Shares	Exercise Price	Expiration Date

225,000	$ 1.00	November 29, 2004
100,000	1.00	November 30, 2004
148,500	1.00	December 13, 2004
118,000	1.00	January 3, 2005
147,000	1.00	February 15, 2005
860,000	1.00	February 25, 2005

12.

COMMITMENTS

The Company entered into operating lease agreements for its premises.  The annual lease commitments under these leases are as follows:

2004

$

46,106

2005

36,146

2006

33,231

2007

1,264

Rent expense for the year ended April 30, 2003, was $28,994 (2002 - $31,487).

13.

RELATED PARTY TRANSACTIONS

During the year ended April 30, 2003, the Company entered into the following related party transactions:

a)

Settled $56,150 of amounts owing to former directors of the Company through issuance of common stock and offsetting of note receivable from the former directors.

b)

Paid or accrued consulting fees of $46,339 to former directors of the Company and none for the year ended April 30, 2002.

c)

Paid $4,544 (2002 - $3,721) in interest on loans to a director and to a Company owned by a relative of a director of the Company.

Included in accounts payable is $21,900 as of April 30, 2003, owed to a Company owned by a former director of the Company.  There were none as of April 30, 2002.

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

13.

RELATED PARTY TRANSACTIONS (cont’d…)

The amounts charged to the Company for the services provided have been determined by negotiations among the parties and, in certain cases, are covered by signed agreements.  These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

14.

INCOME TAXES

There was no income tax benefit attributable to losses from operations in the United States of America for the years ended April 30, 2003 and 2002.  Income taxes and differed from the amounts computed by applying the United States of America federal income tax rate of 34 percent to pretax losses from operations as a result of the following:

	2003	2002

Computed "expected" tax benefit	$ 189,072	$ 22,141
Increase in income taxes resulting from income taxes in a higher tax jurisdiction	9,305	2,344
Change in valuation allowance	(198,377)	(24,485)

	$ -	$ -

The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities as of April 30, 2003 and 2002, are presented below:

	2003	2002

Deferred tax assets:
Net operating loss carryforwards	$ 399,422	$ 30,987

Valuation allowance	(399,422)	(30,987)

Total deferred tax assets	$ -	$ -

The valuation allowance for deferred tax assets as of April 30, 2003 and 2002, was $399,422 and $30,987, respectively.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the realizability of deferred tax assets.  In order to fully realize the deferred tax asset attributable to net operating loss carryforwards, the Company will need to generate future taxable income of approximately $1,200,000 prior to the expiration of the net operating loss carryforwards.  Of the $399,422 operating loss carryforwards, $130,893 is attributable to Canada, and expires between 2004 to 2010.  The remaining $268,529 is attributable to the United States and begins to expire in 2017.

EDGETECH SERVICES INC. AND SUBSIDIARY

(formerly Secure Enterprise Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2003

15.

SEGMENT INFORMATION

The Company has one reportable segment, that being providing security services and IT solutions and services.  This reportable segment was determined based on the nature of the products offered.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly in deciding how to allocate resources and in assessing performance.  The Company evaluates performance based on several factors, of which the primary financial measure is business segment income before taxes.  The Company operates principally in Canada.

16.

CONCENTRATIONS

Major customers

The Company has concentrations with respect to the volume of business conducted with several major customers.  For the years ended April 30, 2003,,the Company made sales of $697,084  and $319,329  to two customers which were in excess of 10% of total sales for 2003..  For the year ended April 30, 2002, the Company made sales of $330,318, $181,844, $137,071 and $111,014 to four customers which were in excess of 10% of total sales for 2002.

Credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  The Company places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution.  The Company has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in Canada amongst a small number of customers.  As of April 30, 2003, two customers totalling $142,015 and $241,011 accounted for total accounts receivable greater than 10%.  At April 30, 2002, two customers totalling $117,711 and $28,343 accounted for total accounts receivable greater than 10%.  The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.  The Company performs credit evaluations of its commercial customers but generally does not require collateral to support accounts receivable.  The Company’s major receivables are with high quality, large corporations.

17.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, accounts receivable, bank indebtedness, accounts payable and accrued liabilities, loan payable, capital lease obligations and due to related parties.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying value, due to their short-term maturities or ability of prompt liquidation.

The fair value of due to related parties is not determinable as it has no repayment terms.

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

As previously filed on form 8-K, in March 2003, we (the "Registrant") decided to engage new auditors as our independent accountants to audit our financial statements.  Our Board of Directors approved the change of accountants to Dohan and Company, P.A., CPA’s effective on March 10, 2003.

During our recent fiscal years ended June 30, 2001 and June 30, 2000, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Davidson & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.  The report on the financial statements prepared by Davidson & Company for either of the fiscal years ended June 30, 2001 and June 30, 2000, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles.  The report on the financial statements prepared by Davidson & Company for the years ended June 30, 2001 and June 30, 2000 was, however, modified as to uncertainty as the report contained a modifying paragraph with respect to our ability to continue as a going concern.

We engaged the firm of Dohan and Company, P.A., CPA’s as of March 10, 2003. In connection with the fiscal years ended June 30, 2001 and June 30, 2000 and any subsequent interim periods preceding the change in accountants, Dohan and Company, P.A., CPA’s was not consulted on any matter relating to accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements.  In connection with the fiscal years ended June 30, 2001 and June 30, 2000 and any subsequent interim periods preceding the change in accountants, Dohan and Company, P.A., CPA’s did not provide any written or oral advice that was an important factor considered by it in reaching any decision as to the accounting, auditing or financial reporting issues.

PART II – INFORMATION  NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our officers and director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation.  Excepted from that immunity are:

1)

a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2)

a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3)

a transaction from which the director derived an improper personal profit; and

4)

willful misconduct

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1)

such indemnification is expressly required to be made by law;

2)

the proceeding was authorized by our Board of Directors;

3)

such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4)

such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request.  This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Item 25. Other Expenses of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee

$     0.00

Transfer Agent Fees

$ 1,000.00

Accounting fees and expenses

$ 5,000.00

Legal fees and expenses

$ 5,000.00

Edgar filing fees

$ 1,500.00

      ___________

Total

      $ 12,500.00

All amounts are estimates other than the Commission’s registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities.

On February 5, 2004 the Company completed a private placement by issuing 3,704,000 common shares at $0.135 per common shares for total proceeds of $500,040.

These are recent sales of unregistered Securities.

                      Shares of     Shares of      Shares of

                      Common Stock  Common Stock  Common Stock

                      Owned Prior      Being       Owned after

                               to Offering     Offered       Offering    Percent

   Name of Selling Shareholders                                Number

 -------------------------------------------------------------------------------

   Sutharsan Kunaratnam........         2,593,000     2,593,000         0       70.00

Losana Yogarajah.. .... ...      1,111,000    1,111,000         0       30.00

                                 ---------    ---------          -       ------

Total ........................  3,704,000     3,704,000           0       100.00

Item 27. Exhibits.

23.1	Consent of Dohan and Company, PA, Certified Public Accountants.

Item 28. Undertakings.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, we hereby undertake to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake to:

(1)	File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:
	(a)	Include any prospectus required by section 10(a)(3) of the Securities Act;
(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution.
(2)

For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned on May 14, 2004.

Edgetech Services Inc.
By:	Sang Ho Kim
President and Chairman.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Sang Ho Kim
Sang Ho Kim /s/ Tae Ho Kim	President and Chairman	June 16, 2004
Tae Ho Kim	Chief Executive Officer and Director	June 16, 2004